Exhibit 10.4

FIRST AMENDMENT TO

AGREEMENT OF L. KEVIN KELLY

WHEREAS, Heidrick & Struggles International, Inc. (the “Company”) and L. Kevin Kelly are parties to a letter agreement dated March 28, 2007 regarding the terms of Mr. Kelly’s employment with the Company (the “Agreement”), and the parties now desire to amend the Agreement to comply with Internal Revenue Code Section 409A and the guidance and regulations thereunder, to the extent applicable.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows, effective as of March 28, 2007:

1.	By amending Section 9(d)(ii) to add the following sentence to the end thereof:

Any payments made by the Company pursuant to this Section 9(d)(ii) shall be paid within 30 days after the determination that the excise tax liability exists.

2.	By amending Section 9 to add a new Section 9(m) to read as follows:

(m)	The payment of Accrued Obligations as described in Sections 9(b)(i), 9(c)(i)(A) and 9(d)(I) shall be made as soon as reasonably practicable after your date of termination, but in no event later than 30 days following your termination. The cash payments based on Annual Cash Compensation described in Sections 9(c)(i)(B) and 9(d)(i)(II) shall be made as soon as practicable after expiration of the revocation period for the release described in Section 9(l) but in no event later than 30 days following such expiration date.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:
Its:
Date:

L. KEVIN KELLY

Date: